SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [   ]

Check the Appropriate Box:
[   ]    Preliminary Proxy Statement
[   ]    Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[   ]    Definitive Additional Materials
[   ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                EFTC CORPORATION
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement. if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         1)    Title of each class of securities to which transaction applies:
         2)    Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         4)    Proposed maximum aggregate value of transaction:
         5)    Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

     1) Amount Previously Paid:
     2) Form   Schedule or Registration Statement No.:
     3) Filing Party:
     4) Date Filed:

                                EFTC CORPORATION
                         9351 GRANT STREET, SIXTH FLOOR
                             DENVER, COLORADO 80229



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 4, 1999



         You are cordially invited to attend the annual meeting of shareholders (the "Meeting") of EFTC Corporation (the "Company"), which will be held at the Company's headquarters, 9351 Grant Street, Sixth Floor, Denver, Colorado 80229 on June 4, 1999 at 9:00 a.m., local time, for the following purposes:

1. To elect three Class II directors to serve until the 2002 annual meeting of shareholders;

2. To ratify the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 1999; and

3. To transact such other business as may properly come before the Meeting.

         Shareholders of record at the close of business on April 13, 1999 are entitled to vote at the meeting or any postponements or adjournments thereof. A list of such shareholders will be available for examination by any shareholder for any purposes germane to the meeting, during normal business hours, at the principal office of the Company, 9351 Grant Street, Sixth Floor, Denver, Colorado 80229, for a period of ten days prior to the meeting.

         Whether or not you intend to be present at the meeting in person, we urge you to please mark, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.





                                                             August P. Bruehlman
                                                             Secretary
Denver, Colorado
April 29, 1999


                YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED
                   PROXY AND RETURN IT PROMPTLY. THE PROXY IS
                     REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                                EFTC CORPORATION

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  June 4, 1999


         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of EFTC Corporation, a Colorado corporation (the "Company" or "EFTC"), of proxies for use at the annual meeting of shareholders of the Company (the "Meeting") to be held at the EFTC Corporate Headquarters, 9351 Grant Street, Sixth Floor, Denver, Colorado 80229 at 9:00 a.m., local time, on June 4, 1999, and at any postponement or adjournment thereof.

         The Company's executive offices are located at 9351 Grant Street, Sixth Floor, Denver, Colorado 80229 (telephone (303) 451-8200). This Proxy Statement and the accompanying form of proxy are being first mailed to shareholders on or about April 30, 1999.


Shares Outstanding and Voting Rights

         The Company's Board of Directors has fixed the close of business on April 13, 1999 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Meeting. The only outstanding voting stock of the Company is its Common Stock, $.01 par value per share (the "Common Stock"), of which 15,542,989 shares were outstanding as of the close of business on the Record Date. Each share of outstanding Common Stock is entitled to one vote.

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. With respect to election of directors, shareholders of the Company may vote in favor of the nominees, may withhold their vote for the nominees, or may withhold their vote as to specific nominees. Directors will be elected by a plurality of the votes of the holders of shares present in person or by proxy at the Meeting. A vote withheld for a nominee in the election of directors will be excluded entirely from the vote and will have no effect.

         Shareholders of the Company may vote in favor of or against the proposal to ratify the appointment of KPMG LLP as the Company's independent auditors. The affirmative vote of the majority of the shares of Common Stock represented at the Meeting will be required to ratify or approve a proposal. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain matters in the absence of instructions from the beneficial owner of the shares. The shares subject to any such proxy that are not being voted with respect to a particular proposal may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. (Shares not being voted as to a particular matter, and directions to "withhold authority" to vote for directors, will be considered as abstentions.) As a result, an abstention or broker non-vote will have no effect with respect to the election of directors, but will have the same effect as a vote against any other proposal.

         Votes cast in person or by proxy at the Meeting will be tabulated by the election inspectors appointed for the Meeting. The Company's transfer agent, American Securities Transfer & Trust, Inc., will act as inspector of election for the Meeting.

         Proxies properly executed and returned in a timely manner will be voted at the Meeting in accordance with the directions noted thereon. Any shareholder giving a proxy has the power to revoke it any time before it is voted, either by delivering to the Secretary of the Company a signed notice of revocation or a later dated signed proxy or by attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to the Company, Attention: Secretary, or hand delivered to the Secretary of the Company at the address of the Company's executive offices, at or before the vote to be taken at the Meeting.

         If no specific instructions are given with respect to the matters to be acted upon at the Meeting, shares of Common Stock represented by a properly executed proxy will be voted FOR (1) the election of all three nominees listed under the caption "Election of Directors," and (2) the ratification of the appointment of KPMG LLP to serve as independent auditors for the Company for the year ending December 31, 1999.

         The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, telegram or by personal interviews. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses.

Annual Report

         A copy of the Company's Annual Report, which includes the consolidated financial statements of the Company for the year ended December 31, 1998, is being mailed with this Proxy Statement to all shareholders entitled to vote at the Meeting. The Annual Report to shareholders does not form any part of the materials for the solicitation of proxies.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
                          AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information as of April 13, 1999, as to the beneficial ownership of Common Stock by certain beneficial owners of more than five percent of the Company's Common Stock, each director, certain executive officers and by all directors and executive officers as group:


                                                 Amount and Nature of              Percent of
Name of Beneficial Owner                         Beneficial Ownership           Common Stock(1)
------------------------                        ----------------------          ---------------

Gerald J. Reid                                         486,102 (2)                    3.0%
Jack Calderon                                          233,948 (3)                    1.5%
Stuart W. Fuhlendorf                                    89,881 (4)                    *
James A. Doran                                          16,179 (5)                    *
Richard L. Monfort                                     748,979 (5)(6)                 4.7%
Robert K. McNamara                                      28,083 (7)                    *
Masoud S. Shirazi                                       43,779 (5)(8)                 *
Charles E. Hewitson                                  1,596,593 (9)                   10.0%
August P. Bruehlman                                     72,133 (10)                   *
Allen S. Braswell, Jr.                               1,767,200 (11)                  11.0%
Robert Monaco                                          640,000 (12)                   4.0%
Robert Child                                            50,615 (13)                   *
Chuck Tillett                                               --                        *
Val M. Avery                                            12,500 (14)                   *
ICM Asset Management, Inc.                             857,050 (15)                   5.3%
Deltec Asset Management Corporation                    892,000 (16)                   5.6%
FMR Corp.                                              800,000 (17)                   5.0%

All directors and executive officers as a
group, including persons named above
(13 persons)                                         5,735,377 (18)                  35.7%%


---------------------

*      Less than one percent.
(1) Based solely upon reports of beneficial ownership required filed with the Securities and Exchange Commission pursuant to Rule 13d-1 under the Securities and Exchange Act of 1934, the Company does not believe that any other person beneficially owned, as of April 13, 1999, greater than five percent of the outstanding Common Stock of the Company.
(2) Includes 5,375 shares of Common Stock that are subject to currently exercisable options under the Company's Stock Option Plan for Non-Employee Directors. Options held by such director for an additional 125 shares vest each month until March 2001 under such plan. Also includes 241,301 shares of Common Stock that are held by Lucille Reid, Gerald, R. Reid's wife.
(3) Includes 117,941 shares of Common Stock subject to currently exercisable, non-qualified options granted in connection with the commencement of Mr. Calderon's employment and 112,307 shares of Common Stock subject to currently exercisable options granted pursuant to the Company's Equity Incentive Plan.
(4) Includes 89,781 shares of Common Stock subject to currently exercisable options granted under the Company's Equity Incentive Plan.
(5) Includes 15,479 shares of Common Stock that are subject to currently exercisable options under the Company's Stock Option Plan for Non-Employee Directors. Options held by such director for an additional 229 shares vest each month until May 1999 under such plan. Thereafter options for an additional 125 shares vest until March 2001 under such plan.

(6) Includes 125,000 shares of Common Stock owned by a partnership in which Mr. Monfort is the principal investor and 87,000 shares of Common Stock owned by three of Mr. Monfort's minor children.
(7) Includes 13,083 shares of Common Stock that are subject to currently exercisable options under the Company's Stock Option Plan for Non-Employee Directors. Options held by such director for an additional 333 shares vest each month until May 2000 under such plan. Thereafter options for an additional 125 shares vest until March 2001 under such plan. Also includes 15,000 shares of Common Stock owned jointly with Irene Z. McNamara, Mr. McNamara's wife.
(8) Includes 300 shares of Common Stock owned by several of Mr. Shirazi's minor children.
(9) Includes 5,375 shares of Common Stock that are subject to currently exercisable options under the Company's Stock Option Plan for Non-Employee Directors. Options held by such director for an additional 125 shares vest each month until March 2001 under such plan. Also includes 530,406 shares of Common Stock owned by Matthew Hewitson and 530,406 shares of Common Stock owned by Gregory Hewitson, brothers of Charles Hewitson. Charles Hewitson disclaims beneficial ownership of the shares of Common Stock owned by Matthew Hewitson and Gregory Hewitson.
(10) Includes 71,633 shares subject to currently exercisable options granted under the Company's Equity Incentive Plan.
(11) Includes 1,374,939 shares held in the Allen S. Braswell, Sr. Grantor Retained Income Trust of which Allen S. Braswell, Jr. and his brother, Bruce Braswell, are co-trustees, 374,442 shares held by the Allen S. Braswell, Jr. EFTC Family Limited Partnership, of which Allen S. Braswell Jr and his spouse, Alma L. Braswell, are the general partners, and 11,000 shares held in the Allen S. Braswell, Sr. Family Limited Partnership, of which Allen S. Braswell, Sr., Allen S. Braswell, Jr.'s father, is the general partner. Also includes 6,819 shares subject to currently exercisable options granted under the Company's Equity Incentive Plan.
(12) Mr. Monaco's address is Personal Electronics, Inc., 1 Perimeter Road, Manchester, NH 03130. (13) Includes 50,615 shares subject to currently exercisable options granted under the Company's Equity Incentive Plan.
(14) Includes 12,500 shares of Common Stock subject to currently exercisable options granted under the Company's Equity Incentive Plan.
(15) The address of ICM Asset Management, Inc. is 601 W. Main Street, Suite 600, Spokane, WA 99201.
(16) The address of Deltec Asset Management Corporation is 645 Fifth Avenue, New York, NY 10022.
(17)   The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109.
(18) Of such 5,735,377 shares, as of April 13, 1999, 481,251 represent shares of Common Stock subject to options that are currently exercisable or, within 60 days of April 13, 1999, will become exercisable.


                       PROPOSAL 1 - ELECTION OF DIRECTORS

       The number of members of the Company's Board of Directors is currently fixed at 10. The Company's Amended and Restated Articles of Incorporation provide for a classified Board of Directors. For purposes of determining the directors' terms of office, directors are divided into three classes. Each director serves until the end of the three-year term of the class to which he or she is elected, or until his or her earlier resignation or removal

       The Class II directors, whose terms expire at the Meeting, include Jack Calderon, Charles E. Hewitson and Robert K. McNamara. The Class I directors, whose terms expire at the 2001 annual meeting of shareholders, include Allen S. Braswell, Jr., James A. Doran and Richard L. Monfort. The Class III directors, whose terms expire at the 2000 annual meeting of shareholders, include Stuart W. Fuhlendorf, Gerald J. Reid and Masoud S. Shirazi.

       There are no family relationships among any of the directors and executive officers of the Company.

       The Company is soliciting proxies in favor of the reelection of each of the Class II directors identified above. The Company intends that all properly executed proxies will be voted for these three nominees unless otherwise specified. If any of them should be unable to serve as a director, an event that the Company does not presently anticipate, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors.

Information Concerning the Nominees

       Class II Directors

       Jack Calderon, 46, has been the Company's President and Chief Executive Officer since August 1996 and Chairman of the Board since June 1998. From January 1996 to August 1996, Mr. Calderon was President of Sales Management International, a private consulting firm through which Mr. Calderon provided strategic consulting to executive officers of various high-technology companies. From 1992 to 1995, Mr. Calderon worked for Group Technologies, an electronic contract manufacturing company. Mr. Calderon held several management positions at Group Technologies, most recently as its Vice President and General Manager of International Operations, before leaving to form his own consulting firm. Mr. Calderon currently authors a column on electronic contract manufacturing for Circuitree Magazine and is on the Board of Directors of Interconnecting and Packaging Electronic Circuits, a trade association for electronic contract manufacturing companies. Mr. Calderon has been a director of the Company since August 1996.

       Charles E. Hewitson, 49, currently serves as President of OnCourse, Inc., a private consulting firm through which Mr. Hewitson provides certain consulting services to EFTC, and is a director of EFTC. From 1984 to February 1997, Mr. Hewitson served as Vice President and director, and was a principal shareholder, of Current Electronics, Inc. ("CEI"), with responsibility for human resources, finance, accounting and manufacturing. In addition, Mr. Hewitson served as Vice President of Current Electronics (Washington), Inc. ("CEWI"), from 1994 to February 1997. CEI and its affiliate CEWI were acquired by EFTC in February 1997, at which time Mr. Hewitson was appointed to the Board of Directors.

       Robert K. McNamara, 45, has served since August 1995 as a Managing Director for Broadview International LLC, a merger and acquisition advisor serving the global information technology industry. Before joining Broadview, Mr. McNamara spent 10 years with Salomon Brothers Inc., an investment banking firm, most recently as vice president and head of its technology group. From September 1981 to June 1985 Mr. McNamara worked at Smith Barney, Harris Upham & Co., Inc., an investment banking firm, as vice president, focusing on the telecommunications equipment, computer peripherals and computer retailing market segments. Mr. McNamara has been a director of the Company since February 1996.

            The Board of Directors recommends a vote FOR each Nominee

Information Concerning the Directors Continuing in Office

       Class I Directors (Terms Expire in 2001)

       James A. Doran, 44, has been a senior audit manager with Hein & Associates, LLP, a public accounting firm, since July 1994. From 1993 to 1994 Mr. Doran was Vice President and Chief Financial Officer of Gerrity Oil & Gas Corporation, an independent oil and gas operator in Denver, Colorado, whose stock is listed on the New York Stock Exchange. Prior to joining Gerrity, Mr. Doran was a shareholder of Williams, Richey & Co., P.C., an accounting and consulting firm in Denver, Colorado, and before that was a Senior Manager with Coopers & Lybrand. Mr. Doran has been a director of the Company since 1993.

      Richard L. Monfort, 44, served as President and Chief Operating Officer of ConAgra Red Meat Companies from July 1989 to June 1995. From June 1995 to the present, Mr. Monfort was engaged in private investing activities. From 1983 until 1989, he was President of Monfort, Inc., which was subsequently acquired by ConAgra, Inc. Mr. Monfort recently joined the board of the University of Colorado Hospital Authority. Mr. Monfort has been a director of Famous Dave's of America, Inc., an owner and operator of restaurants, since March 1997. Mr. Monfort has been a director of the Company since 1993.

       Allen S. Braswell, Jr., 40, is currently Sr. Vice President of EFTC Corporation and President of the Company's EFTC Services group. Mr. Braswell had been President of CTI since October 1993 and Chief Executive Officer of CTI since October 1996 until the acquisition by the Company of the CTI Companies in September 1997. Prior to that time,

Mr. Braswell had been Executive Vice President of CTI from August 1985 until October 1993 focusing primarily on CTI's Sales and Marketing activities. Mr. Braswell served on CTI's Board of Directors since its founding in 1981. Mr. Braswell has been director of the Company since September 1997.

       Class III Directors (Terms Expire in 2000)

       Stuart W. Fuhlendorf, 36, has been the Company's Chief Financial Officer since January 1993. Prior to joining the Company, Mr. Fuhlendorf held a number of financial management positions in the aerospace and gaming industries.
Mr. Fuhlendorf has been a director of the Company since October 1995.

       Robert Monaco, 37, currently serves as Vice President, General Manager and Assistant Secretary of RM Electronics, Inc., a New Hampshire corporation doing business as Personal Electronics, Inc. ("Personal Electronics") and a subsidiary of the Company. Mr. Monaco co-founded Personal Electronics in 1991 and served as its Vice President until the Company acquired Personal Electronics in March 1998. Prior to 1991, Mr. Monaco was employed by Cabletron Systems in various capacities, most recently as its Director of Operations.

       Gerald J. Reid, 58, a founder of the Company, had been Chairman of the Board of Directors from October 1990 until June 1998. Mr. Reid also periodically served as the Company's Manufacturing Manager since that time and has served as President of the Company from August 1995 to August 1996. From August 1981 until October 1990, Mr. Reid was President and Chief Executive Officer of the Company. Before founding the Company in 1981, he held a number of manufacturing-related managerial positions over a 19-year career with Hewlett Packard Company ("HP"), including Future Information Systems Task Force Manager, Production Control Manager, Production Section Manager and Technical Supervisor. At the time Mr. Reid left HP to found EFTC, he held the position of Division Materials Manager. Mr. Reid has been a director of the Company since its inception.

       Masoud S. Shirazi, 48, has been the owner of Shirazi & Associates, P.C., an employee benefit and consulting firm in Greeley, Colorado that specializes in benefit and estate planning, since 1976. Mr. Shirazi has been a director of the Company since 1992.

Other Executive Officers

       Val M. Avery, 49, has been the Company's Chief Information Officer since June 1998. Prior to joining the Company, from 1997 until June 1998, Mr. Avery was an independent management consultant. From 1997 to 1996, Mr. Avery was Director of Enterprise Solutions for Solbourne, Inc., a consulting services company. Prior to that, from 1992 to 1996, Mr. Avery was a Senior Industry Consultant for Oracle Corporation.

       August P. Bruehlman, 43, has been the Company's Chief Administrative Officer since August 1996 and Secretary of the Company since February 1998. Mr. Bruehlman joined the Company in 1988 and has held several management positions, most recently as Director of Human Resources. Mr. Bruehlman's current responsibilities at the Company include corporate facilities and human resources. Prior to 1988, subsequent to pursuing advanced degrees, he managed electronics and computer training in the private and public sectors.

       Charles D. Tillett, 49, has been the Company's Chief Operations Officer since October 1998. Prior to joining the Company, from 1996 to 1998, Mr. Tillett held a variety of positions with Avex Electronics Inc., an electronic contract manufacturer, including Vice President of Worldwide Operations and Vice President of Overseas Operations. Prior to his work for Avex, Mr. Tillett was President and Chief Operating Officer for Comptronix Corporation from December 1992 to June 1996.

       The Company's executive officers are Messrs. Avery, Braswell, Bruehlman, Calderon, Fuhlendorf and Tillett.

Committees and Meetings

       The Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee and an Executive Committee.

       Audit Committee. The Audit Committee consists of four directors who are not employees of the Company. James A. Doran, Robert K. McNamara, Masoud S. Shirazi and Richard L. Monfort currently serve as the members of the Audit Committee. Mr. Monfort has served on the Audit Committee since June 1998. Prior to their resignation from the Board of Directors in June 1998 pursuant to a plan to reduce the size of the Board of Directors, David Van Wert and Darryl Cannon also served on the Board's Audit Committee. The Audit Committee met three times during 1998. The functions of the Audit Committee are to recommend to the Board of Directors the appointment of independent auditors, to review the plan and scope of any audit of the Company's financial statements and to review the Company's significant accounting policies and other related matters.

       Compensation Committee. The Compensation Committee currently consists of directors who are not employees of the Company. Charles E. Hewitson, Robert K. McNamara, Richard L. Monfort, Masoud S. Shirazi and Gerald J. Reid currently serve as the members of the Compensation Committee. Prior to their resignation from the Board of Directors in June 1998 pursuant to a plan to reduce the size of the Board of Directors, David Van Wert and Darrayl Cannon also served on the Board's Compensation Committee. The Compensation Committee met three times during 1998. The functions of the Compensation Committee are to make recommendations to the Board of Directors regarding the compensation of executive officers and to administer the Company's Equity Incentive Plan and Stock Option Plan for Non-Employee Directors. It also makes recommendations to the Board of Directors with respect to the compensation of the Chairman of the Board of Directors and the Chief Executive Officer and approves the compensation paid to other senior executives.

       During 1998, the Board of Directors met 20 times and various committees of the Board of Directors met a total of seven times. Each incumbent director attended more than 75% of the meetings of the Board of Directors and meetings of committees on which such director served.

Section 16(a) Beneficial Ownership Reporting Compliance

       Under Section 16 of the Securities Exchange Act of 1934, the Company's directors and certain of its officers, and persons holding more than ten percent of the Company's Common Stock are required to file forms reporting their beneficial ownership of the Company's Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission. Such persons are also required to furnish the Company copies of forms so filed. Based upon a review of copies of such forms filed with the Company, Val Avery and Chuck Tillett were late in filing reports on Forms 3.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

       Directors who are not also employees of the Company receive $1,000 for each quarter in which the director attended a meeting in person and $250 per additional Board or committee meeting attended in person, unless such committee meeting is held in conjunction with a meeting of the full Board of Directors. Directors who are also employees of the Company receive no additional compensation for serving as directors. The Company reimburses all of its directors for reasonable travel and out-of-pocket expenses in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors. The Company has established a Stock Option Plan for Non-Employee Directors (the "Director Plan"). Under the Director Plan, the Company makes initial grants of stock options to purchase 10,000 shares of Common Stock to new directors. Options granted under the Director Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant, are subject to certain vesting periods and expire 10 years following the date of grant.

Executive Compensation - Summary Compensation Table

       The following table sets forth certain information regarding the compensation paid in the last three fiscal years to the most highly compensated executive officers of the Company.

                                                                         Long-Term
                                                                        Compensation
Name and                                            Annual Compensation     Awards              All Other
Principal Position                  Year            Salary($)   Bonus($)    Options(#)         Compensation($)
------------------                  ----            ---------   --------    ----------         ---------------

Jack Calderon                       1998 *           $240,885   $82,500     175,000(3)           $ 2,218(1)
   President and Chief              1997             $200,000   $40,000     200,000              $10,147(1)
   Executive Officer                1996 (2)          $75,000        --     200,000(4)           $24,923(5)
Stuart W. Fuhlendorf                1998 *           $178,385   $28,050      24,615(6)                --
   Vice President and Chief         1997              $85,000   $33,500     110,000                   --
   Financial Officer                1996              $75,000    $5,600      39,200                   --
August P. Bruehlman                 1998 *           $120,692   $21,840      14,769(7)                --
   Chief Administrative             1997              $77,086    $7,800      75,000                   --
   Officer and Secretary            1996              $69,893        --      24,000                   --
Allen S. Braswell, Jr.              1998 *           $168,756   $14,438      60,818(9)            16,849 (10)
   Senior Vice President and        1997 (8)          $47,115        --     110,000                   --
   President of EFTC Services
Robert Child                        1998 *           $120,692   $25,074       2,462(11)               --
   Director of Corporate            1997              $72,266    $5,000      70,000                   --
   Purchasing                       1996              $67,892        --          --                   --

--------------------
* All of the officers named in this table voluntarily forfeited their salaries for one pay period to assist the Company's short-term liquidity position. If they had collected their salaries for that pay period, Mr. Calderon's salary for 1998 would have been $250,000; Mr. Fuhlendorf's salary for 1998 would have been $185,000; Mr. Bruehlman's salary for 1998 would have been $125,000; Mr. Braswell's salary for 1998 would have been $175,000; and Mr. Child's salary for 1998 would have been $125,000.

(1) Represents allocation of income associated with personal use of an automobile provided by the Company.

(2) Mr. Calderon has served as President and Chief Executive Officer of the Company since August 1996.

(3) Mr. Calderon was granted 350,000 options in June 1998. These options were canceled and Mr. Calderon was granted 175,000 new options in connection with a repricing of options by the Company in December 1998.

(4) Non-qualified options granted in connection with the commencement of Mr. Calderon's employment.

(5) Represents a lump-sum payment of $20,000 to defray moving expenses related to Mr. Calderon's relocation to Greeley, Colorado in connection with the commencement of his employment with the Company and an allocation of $4,923 of income associated with personal use of an automobile provided by the Company.

(6) 50,000 options granted to Mr. Fuhlendorf in 1997 were canceled and 24,615 new options were granted to Mr. Fuhlendorf in connection with a repricing of options by the Company in December 1998.

(7) 30,000 options granted to Mr. Bruehlman in 1997 were cancelled and 14,769 new options were granted to Mr. Bruehlman in connection with a repricing of options by the Company in December 1998.

(8) Mr. Braswell has been employed by the Company or a subsidiary of the Company since September 1997.

(9) 110,000 options granted to Mr. Braswell in 1997 were cancelled and 60,818 new options were granted to Mr. Braswell in connection with a repricing of options by the Company in December 1998.

(10) Represents payment to defray moving expenses related to Mr. Braswell's relocation to Denver, Colorado in connection with his employment with the Company.

(11) 5,000 options granted to Mr. Child in 1997 were cancelled and 2,462 new options were granted to Mr. Child in connection with a repricing of options by the Company in December 1998.

Options Granted

       The following table sets forth information concerning options granted in 1998 to the Company's executive officers named in the Summary Compensation Table.


                                         Percent (%)
                                           of Total                                         Potential Realizable Value at
                            Number         Options                                          Assumed Annual Rate of Stock
                              of          Granted to       Exercise                         Price Appreciation for Option
                            Options       Employees       Price per      Expiration
Name                        Granted      During 1998        Share           Date                  5%                  10%
----                        -------      -----------        -----           ----              -----------------------------

Jack Calderon                 175,000         6.7           $8.00           12/14/08          $880,250           $2,231,250
Stuart W. Fuhlendorf           24,615         0.1           $8.00           12/14/08          $123,813             $313,841
August P. Bruehlman            14,769         0.1           $8.00           12/14/08          $ 74,288             $188,305
Allen S. Braswell, Jr.         60,818         2.4           $8.00           12/1408           $305,915             $775,430
Robert Child                    2,462         *             $8.00           12/1408           $ 12,384              $31,391

---------------
*  Less than 0.1%.


Option Exercises and Year End Option Values

         The following table sets forth information concerning options exercised in 1998 and outstanding options held by the Company's executive officers named in the Summary Compensation Table as of December 31, 1998, the end of the Company's last fiscal year.


                                                                 Number of Unexercised           Value of Unexercised
                              Shares                                  Options at                 In-the-Money Options
                            Acquired on         Value            December 31, 1998(#)           at December 31, 1998($)
Name                        Exercise(#)      Realized($)       Exercisable/Unexercisable       Exercisable/Unexercisable

Jack Calderon                  80,000          $729,800        230,248 / 211,924                 $110,275 / $0
Stuart W. Fuhlendorf           35,000          $342,765         89,781 /  18,462                 $ 13,760 / $0
August P. Bruehlman            20,000          $197,150         71,633 /  11,077                 $ 11,028 / $0
Allen S. Braswell, Jr.             --          $      0          6,819 /  60,818                 $      0 / $0
Robert Child                    7,941          $ 63,528         50,615 /   1,847                 $      0 / $0


Report on Repricing of Options

         On December 10, 1998, the Board of Directors of the Company determined that, as a result of a decline in the price of the Common Stock, outstanding stock options granted to employees had exercise prices above the then recent historical trading prices for the Common Stock. The Board believed the disparity between the exercise price of the stock options and the then current market price no longer provided a meaningful long-term incentive to the employees. The Board believes that the issuance of stock options increases the incentive of, and attracts and encourages the continued employment and service of, qualified officers and other key employees by facilitating their purchase of a stock interest in the Company. The Board undertook option repricing in order to restore the utility of the stock options as effective incentives.

         The Board voted to offer employees the ability to cancel all of their options with an exercise price of greater than $8.00 per share and to regrant to employees who accepted the offer new stock options with an exercise price of $8.00 per share with a reduction in the number of options issued which was proportionate to the decrease in exercise price. The regranted stock options were different from the canceled options in the following ways: (i) the exercise price; (ii) the new options may not be exercised for one year from the date of repricing, or December 15, 1999; and (iii) the new options expire ten years from the date of regrant, or December 14, 2008.

         The Company's employees exchanged approximately 1.9 million stock options. The following table sets forth information concerning options repriced in 1998 which were held by the Company's executive officers named in the Summary Compensation Table.


                                           Number of                                                           Length of
                                           Securities     Market Price                                        Option Term
                                           Underlying      of Stock at      Exercise Price       New          Remaining at
                                            Options          Time of          at Time of       Exercise         Date of
Name                          Date          Repriced        Repricing         Repricing         Price          Repricing
----                          ----          --------        ---------         ---------         -----          ---------

Jack Calderon             12/15/98           350,000        $3.781             $16.00           $8.00          9 yrs, 6 mo.
                          12/15/98           100,000        $3.781             $16.25           $8.00          8 yrs, 10 mo.
Stuart W. Fuhlendorf      12/15/98            50,000        $3.781             $16.25           $8.00          8 yrs, 10 mo.
August P. Bruehlman       12/15/98            30,000        $3.781             $16.25           $8.00          8 yrs, 10 mo.
Allen S. Braswell, Jr.    12/15/98           100,000        $3.781             $14.31           $8.00          8 yrs, 9 mo.
                          12/15/98            10,000        $3.781             $16.25           $8.00          8 yrs, 10 mo.
Robert Child              12/15/98             5,000        $3.781             $16.25           $8.00          8 yrs, 10 mo.


Compensation Committee Report

         The report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 by any general statement incorporating this proxy statement by reference, except to the extent that the Company specifically refers to this report as being incorporated therein by reference, and shall not otherwise be deemed filed under such Acts.

         Compensation Policies. The Company's executive compensation policies are implemented by the Compensation Committee of the Board of Directors (the "Committee"). The Company is committed to providing an executive compensation program that promotes and supports the Company's goals and its long-term business objectives. The Company's compensation programs are intended to provide executives with incentives to contribute to the Company's successful financial performance and to enable the Company to attract, retain and reward highly skilled executive officers who contribute to the long-term success of the Company. The Company has designed its executive compensation program to implement the above policies. The Company's executive compensation program is comprised of three elements, each of which is determined in part by corporate performance. These elements consist of base salary, annual bonus and equity incentive compensation.

         Base Salary Compensation. The Committee evaluates and establishes the base salary levels of the President and Chief Executive Officer, the Chief Financial Officer, the Chief Administrative Officer, the Chief Information Officer, the Chief Operations Officer, the President of the EFTC Services Group and the Senior Vice Presidents of the Company. The Committee's determinations are based on certain factors, none of which are given more weight than any other factor, including, a survey of compensation levels for companies with market valuations, lines of business and/or revenues comparable to the Company, level of responsibility, performance of the Company, including its stock price performance, and individual performance of the executive officer.

         Annual Bonus Compensation. The Company has established a Management Bonus Plan. No bonuses were paid in 1999 to executives from the Management Bonus Plan for 1998. The Committee has determined that for 1999, in accordance with the Company's executive compensation policies, a bonus plan based on achieving specific performance targets, including corporate earnings per share, and will provide an incentive to executives to enhance the financial performance of the Company. The 1999 Bonus Plan will provide the President and Chief Executive Officer, the Chief Financial Officer, the Chief Administrative Officer, the Chief Information Officer, the Chief Operations Officer, the President of the EFTC Services Group and the Senior Vice Presidents of the Company with the opportunity to receive cash bonuses for achieving specific performance targets as determined by the Committee.

         Equity Incentive Compensation. Long-term management incentives are provided by periodically granting stock options to executives and other directors and managers under the Company's Equity Incentive Plan. The Committee uses specific criteria to determine such stock option grants. In granting stock options, the Committee considers factors that are generally the same as those used in determining base salaries and annual bonuses. The Committee also considers the number of options previously awarded to and held by executive officers in determining current option grants.

         Compensation of Chief Executive Officer. In connection with his employment, the Company and Jack Calderon, the Company's President and Chief Executive Officer negotiated an employment agreement. Mr. Calderon's employment agreement provides for an initial base salary of $250,000 for 1998, with annual increases in base salary for the term of the agreement, and annual bonuses each year, in amounts determined by the Board of Directors up to 100% of Mr. Calderon's base salary. Such compensation was determined in accordance with the criteria set forth above. The Committee believes that Mr. Calderon's 1998 compensation was appropriately based on the Company's financial performance.

                                       COMPENSATION COMMITTEE

                                       Robert K. McNamara, Chair
                                       Richard L. Monfort
                                       Masoud S. Shirazi
                                       Gerald J. Reid
                                       Charles E. Hewitson


Certain Transactions Involving Compensation Committee Members

         Director Representation of Personal Electronics. Robert K. McNamara, a member of the Compensation Committee, is a Managing Director of Broadview International LLC ("Broadview"), an investment banking firm, and in such capacity represented Personal Electronics in connection with its acquisition by the Company. Broadview is an investment bank that has represented numerous companies in connection with mergers and acquisitions in the technology sector. Broadview received a fee of $642,500 in connection with the consummation of the acquisition of Personal Electronics.

         Sale/Leaseback Transaction. Richard L. Monfort, a member of the Compensation Committee, entered into a sale/leaseback transaction with the Company. The Company sold two manufacturing facilities located in Newburg,

Oregon and Tucson, Arizona to Mr. Monfort for $10.5 million. Mr. Monfort leased these manufacturing facilities back to the Company for a term of five years with monthly payments of $90,000. At the end of the lease term, the Company has the option to repurchase the facilities for approximately $9.4 million. If the option is not exercised, the Company can renew the lease for an additional five years under similar terms, subject to adjustment for interest rates in effect at the time of renewal.

         Issuance of Subordinated Notes. Mr. Richard L. Monfort, a member of the Company's Board of Directors, purchased $15 million in aggregate principal amount of Subordinated Notes issued by the Company on September 9, 1997. The Subordinated Notes have a five-year maturity and bear interest at a variable rate (adjusted monthly) equal to 2.00% over the applicable LIBOR rate. The principal amount of the Subordinated Notes mature in four annual installments of $50,000 (commencing on the first anniversary of their issuance) and a final payment for the balance at maturity. In connection with the issuance of the Subordinated Notes, the Company issued Warrants to purchase 500,000 shares of the Company's Common Stock at an exercise price of $8.00 per share to Mr. Monfort. The Warrants were exercised on October 9, 1997. As of December 31, 1998, the outstanding principal amount of the Subordinated Notes was approximately $5 million.

Stock Price Performance Graph

         The stock price performance graph shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 by any general statement incorporating this proxy statement by reference, except to the extent that the Company specifically refers to this information as being incorporated therein by reference, and shall not otherwise be deemed filed under such Acts.

         The graph below compares the cumulative return of the Company's Common Stock against the Nasdaq Composite Index and an Electronic Manufacturing Service Index, which is an index of public electronic manufacturing service providers selected by the Company as representative of the industry in which the Company competes. The cumulative return depicted is based upon an initial investment of $100 over the period March 3, 1994 through December 31, 1998 and the last reported sale price of the Common Stock as reported on the Nasdaq National Market March 3, 1994 ($7.88), the first day on which the Common Stock was traded, and on the last trading day of each year ended thereafter, including December 30, 1994 ($7.63), December 29, 1995 ($4.00), December 30, 1996 ($4.63),
December 31,1997 ($16.25) and December 31, 1998 ($5.063).

         The Company is using the internally generated Electronic Manufacturing Service Index (the "EMS Index") for the purpose of presenting relative stock price performance information in the Company's proxy statements. The EMS Index represents a smaller group of companies than the Nasdaq Electronic Component Index and only includes electronic manufacturing service providers engaged in business similar to the Company's. In contrast, the Nasdaq Electronic Component Index includes companies engaged in all areas of manufacturing electronic components, including both parts and assemblies as well as circuit boards and finished products. Consequently, the Company believes that the electronic manufacturing service providers that are included within the EMS Index are more representative of the industry in which the Company competes. The Company also believes that industry analysts use groups of companies substantially similar to those included in the Company's EMS Index when analyzing the performance of the Company and its competitors. In addition to the Company, the EMS Index includes the following issuers: Benchmark Electronics, Inc., DII Group, Inc., IEC Electronics Corp., Jabil Circuit, Inc., Plexus Corp., Sanmina Corporation, SCI Systems, Inc. and Solectron Corporation. Altron Incorporated had been included in the Company's EMS index in the past, but was eliminated after it was acquired by Sanmina Corporation.

[Graph omitted]







                             March 3,     December 30,      December 29,        December 31,       December 31,    December 31,
                                 1994         1994              1995                1996               1997                1998

Nasdaq Composite
Index                          100              95.84            134.10              164.55            200.15              279.47
Electronic
Manufacturing
Service Index                  100              87.06            129.62              178.98            276.29              416.82
EFTC Corporation               100              96.83             50.79               58.73            206.35               64.29


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

         The Company has entered into employment agreements with certain of its employees, including Messrs. Braswell, Calderon, Fuhlendorf and Monaco.

         Braswell Employment Agreement. Mr. Braswell's agreement provides for him to be employed in his current position for a term of three years, expiring on September 30, 2000, at a base salary of $175,000. The Company may terminate such employment agreement with or without cause. In case of a termination without cause, however, the Company must continue the terminated employee's salary and benefits for six months or one year, depending when the employment agreement is terminated, if the terminated employee agrees to sign a release.

         Calderon Employment Agreement. Mr. Calderon's agreement provides for him to be employed in his current position for a term of approximately three and one-half years ending December 21, 2001 which then automatically extends for 90-day periods until terminated. Mr. Calderon's agreement provides for a base salary of $250,000 for the year ended December 31, 1998, a base salary of $300,000 for the year ended December 31, 1999 and a base salary of $350,000 for the remaining term of the employment agreement. The Company may terminate such employment agreement with or without cause. In case of a termination without cause, however, the Company must continue the terminated employee's salary and benefits for a severance period of one year. Mr. Calderon's agreement also provides for his salary and benefits to continue for twelve months after termination of employment if the employment agreement expires, and Mr. Calderon does not remain an employee of the Company. Mr. Calderon's agreement also provides for the Company to grant to Mr. Calderon non-qualified stock options to purchase 350,000 shares of Common Stock at an exercise price of $16.00. Mr. Calderon elected to reprice such options in December 1998. See "Report on Repricing of Options." Such options vest in 10% increments upon the Common Stock of the Company achieving certain trading levels above the exercise price.

         Fuhlendorf Employment Agreement. Mr. Fuhlendorf's agreement provides for him to be employed in his current capacity, for an initial term of three years, which ended in March 1997, automatically extended for 90-day periods until terminated. The Company may terminate such employment agreement with or without cause. In case of a termination without cause, however, the Company must continue the terminated employee's salary and benefits for a "Severance Period." The Severance Period is the greater of one year (two years if a change in control of the Company has occurred) or the remaining term of the employment agreement immediately prior to such termination. Mr. Fuhlendorf's agreement also provides for the employee's salary and benefits to continue for six months after termination of employment if the employment agreement expires, the parties do not enter into a new employment agreement and the employee does not remain an employee of the Company for at least six months after such expiration.

         Monaco Employment Agreement. Mr. Monaco's agreement provides for him to be employed in his current capacity for an initial term of two years, expiring on March 31, 2000, at a base salary of $125,000. The Company may terminate such employment agreement with or without cause. In case of a termination without cause, however, the Company must continue the terminated employee's salary and benefits for the remaining term of the employment agreement immediately prior to such termination, if the terminated employee agrees to sign a release.

Consulting Agreements

         Reid Consulting Agreement. On August 23, 1996, the Company, in connection with the cessation of Mr. Gerald J. Reid's services as an employee of the Company, entered into a consulting agreement with Mr. Reid for a term of one year, renewable for three additional one-year terms. The consulting agreement terminated in January 1998, in accordance with its terms providing for termination six months after such time as the closing sale price of the Company's Common Stock was $8.00 per share or higher for a specified period. Pursuant to this agreement, Mr. Reid received a payment of $100,000, an automobile previously owned by the Company and a retainer of $100,000 per year. The consulting agreement also provides that Mr. Reid will not compete with the Company, directly or indirectly, by participating in the business of electronic contract manufacturing during the term of the consulting agreement and for one year thereafter.

         Hewitson Consulting Agreements. On February 24, 1997, the Company entered into five-year consulting agreements with Messrs. Charles E. Hewitson, Matthew J. Hewitson and Gregory C. Hewitson. Each of these consultants will be paid approximately $160,000 per year and reimbursed his out-of-pocket expenses associated with the performance of his duties. Each has agreed to devote sufficient working time, attention and energies to the business of the Company, but not in excess of 80% of the equivalent of being engaged on a full-time basis. The Consulting Agreements prohibit the consultant from providing services to, or owning 5% or more of the outstanding stock of, a competitor of the Company during the term of his engagement and for two years after the termination of his engagement.

Other Transactions

         Acquisition of Personal Electronics. On March 31, 1998, the Company completed its acquisition of RM Electronics, a New Hampshire corporation doing business as Personal Electronics, Inc. The consideration for the acquisition consisted of the issuance of 1,800,000 shares of the Company's Common Stock. Robert Monaco and Raymond Marshall were the principal shareholders of Personal Electronics prior to its acquisition by the Company and Robert Monaco was appointed to the Company's Board of Directors. In connection with the acquisition of Personal

Electronics, the Company agreed to register the resale of such shares of Common Stock under the Securities Act of 1933 under certain circumstances.

         In addition, the information set forth above under the caption "Certain Transactions Involving Compensation Committee Members" is incorporated herein by reference.


                PROPOSAL 2 - APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has appointed the firm of KPMG LLP as independent auditors to audit the financial statements of the Company for the year ending December 31, 1999.

         Representatives from KPMG LLP are expected to be present at the Meeting and shall have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

         The Board of Directors recommends a vote FOR this proposal to ratify the appointment of KPMG LLP as the Company's independent auditors.



                              SHAREHOLDER PROPOSALS

         Any proposal by a shareholder intended to be presented at the 2000 annual meeting of shareholders must be received by the Company on or before December 30, 1999 to be included in the proxy materials of the Company relating to such Meeting.



                                 OTHER BUSINESS

         The Company does not anticipate that any other matters will be brought before the Meeting. However, if any additional matters shall properly come before the Meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.


                                       BY THE BOARD OF DIRECTORS





                                       August P. Bruehlman
                                       Secretary
Denver, Colorado
April 29, 1999

                                EFTC CORPORATION
                          9351 Grant Street, Suite 600
                                Denver, CO 80229

       Proxy for Annual Meeting of Shareholders to be held on June 4, 1999

           This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Jack Calderon and Stuart W. Fuhlendorf, or either of them, with full power of substitution, as a proxy or proxies to represent the undersigned at the Annual Meeting of Shareholders to be held on June 4, 1999 or any adjournment thereof (the "Annual Meeting") and to vote thereat, as designated below, all the shares of common stock of EFTC Corporation held of record by the undersigned at the close of business on April 13, 1999, with all the power that the undersigned would possess if personally present, in accordance with the instructions noted hereon, as follows:

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL OF THE LISTED NOMINEES AND APPROVAL OF ITEM 2. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED PURSUANT TO THE BOARD OF DIRECTORS RECOMMENDATIONS.

1. PROPOSAL TO ELECT THREE CLASS II DIRECTORS to serve until the 2002 annual meeting of shareholders. To withhold authority for any individual, strike through his name below.

         o For all nominees listed (except as marked to the contrary)
         o WITHHOLD AUTHORITY to vote for all nominees listed

     Nominees:    CLASS II DIRECTORS:
                  Jack Calderon, Charles E. Hewitson and Robert K. McNamara

2. PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP as the independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 1999.

                o FOR                       o AGAINST             o ABSTAIN

            PLEASE DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

     The shares represented by this proxy will be voted as directed by the shareholder. In his discretion, either named proxy may vote on such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     This proxy revokes all prior proxies with respect to the Annual Meeting and may be revoked prior to exercise. Receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement relating to the Annual Meeting is hereby acknowledged.

     TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATION, MERELY SIGN BELOW; NO BOXES NEED TO BE CHECKED

                                                     Please mark, sign, date and
                                                     return the proxy card
                                                     promptly, using the
                                                     enclosed envelope.


                                                     Date           , 1999



                                                     Signature



                                                     Signature (if held jointly)



                                                     Title


                                                     Please sign exactly as name
                                                     appears hereon. When shares
                                                     are held by joint tenants,
                                                     both should sign. When
                                                     signing as attorney, as
                                                     executor, administrator,
                                                     trustee or guardian, please
                                                     give full title as such. If
                                                     a corporation, please sign
                                                     in full corporate name by
                                                     President or other
                                                     authorized officer. If a
                                                     partnership, please sign in
                                                     partnership name by
                                                     authorized person.